MPG OFFICE TRUST DISPOSES OF NON-CORE ASSET
AND COMMENCES DISCUSSIONS ON TWO DOWNTOWN LOS ANGELES TROPHY ASSETS

LOS ANGELES, April 1, 2011 - MPG Office Trust, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today stated it is continuing to implement its strategic plan to own and manage a core set of assets, reduce and modify the Company’s obligations, and enhance long-term value for stockholders.

On March 31, following notices from the Company, the mortgage loans on U.S. Bank Tower and Wells Fargo Tower were placed into special servicing. This step permits the Company to engage in discussions with the respective special servicers regarding these mortgages. The Company also delivered a notice of imminent default to the master servicer for the mortgage loan on Gas Company Tower requesting it be placed in special servicing. The mortgage loans secured by these assets are not in default.

On April 1, the Company completed the disposition of 701 N. Brand in Glendale, California to the project’s lender and largest tenant, California Credit Union. As part of the disposition, California Credit Union provided the Company with a cash payment and retained the Company as property manager for the asset for a period of up to 18 months. The disposition of this non-core asset eliminated the $33.8 million of debt secured by the property.

The Company remains optimistic about the prospects for Downtown Los Angeles as a whole and for its core portfolio.

About MPG Office Trust, Inc.
MPG Office Trust, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. MPG Office Trust, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing and financing. For more information on MPG Office Trust, visit our website at www.mpgoffice.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with our liquidity situation; risks associated with our dependence on key personnel whose continued service is not guaranteed; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; risks associated with contingent guaranties by our Operating Partnership; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with management's focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; and risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed on March 16, 2011 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	MPG Office Trust, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558